Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-43876, Form S-8 No. 333-77245 and Form S-8 No. 333-28869) pertaining to the Eaton Personal Investment Plan of Eaton Corporation of our report dated June 29, 2005, with respect to the statement of net assets available for benefits of the Eaton Personal Investment Plan as of December 31, 2004, included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
Ernst & Young LLP

Cleveland, Ohio
June 23, 2006